SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2011

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, Carol Ann Petren, Executive Vice President and General Counsel of CIGNA Corporation and one of our named executive officers, notified the Company of her intention to retire effective July 1, 2011.

The Company has entered into a retirement agreement with Ms. Petren which includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions.  In addition, the agreement provides for benefits consisting of:  (1) a pro-rated payout under her annual management incentive arrangement; and (2) payouts under her long-term incentive arrangement, consisting of pro-rated payments of her Strategic Performance Units (SPU) for the 2009-2011 performance period and Strategic Performance Shares (SPS) for the 2010-2012 and 2011-2013 performance periods and a cash payment in lieu of the value of unvested restricted stock she was previously granted.  The estimated aggregate value of these benefits is approximately $2.6 million.  This estimate is based upon a payment of 2010 SPUs at the target value of $75.00, 2011 management incentive target pro-rated at 50% and the SPSs valued at $45.92 per SPS which represents the closing price of a share of CIGNA common stock on April 27, 2011.  The actual payment amount and timing of the SPU and SPS awards will be determined by the People Resources Committee in accordance with the terms of the CIGNA Long-Term Incentive Plan.   The agreement further confirms Ms. Petren’s rights to previously earned or vested benefits, principally consisting of accrued benefits under qualified and supplemental pension, qualified and supplemental 401(k) and deferred compensation plans in which Ms. Petren participates.    Pursuant to the CIGNA Long-Term Incentive Plan and terms of the original grants, Ms. Petren’s stock options will vest upon her retirement and will expire at their original term.

A copy of Ms. Petren’s retirement agreement is attached hereto as Exhibit 99.1, and the description of that agreement contained herein is qualified in its entirety by reference to the attached document.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Agreement and Release dated April 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: May 3, 2011
	By:	/s/ Mary T. Hoeltzel
Mary T. Hoeltzel
Vice President and
Chief Accounting Officer